SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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SBA Communications Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2009

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2009 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 7, 2009 at 10:00 a.m. local time at our corporate office, located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting. On or about March 27, 2009, we mailed to shareholders either (1) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2008 Annual Report online or (2) a printed set of proxy materials, including this proxy statement, our 2008 Annual Report and a proxy card.

The Board of Directors welcomes this opportunity to have a dialogue with our shareholders and looks forward to your comments and questions. If you are a shareholder of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the prompts or instructions via the internet or by phone for indicating your attendance at the meeting. If your shares are held by a bank, broker or other intermediary and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement).

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, please sign, date and return your proxy card or vote via the internet or by phone as detailed on your proxy card as soon as possible. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 7, 2009.

Sincerely,

Steven E. Bernstein
Chairman of the Board

SBA Communications Corporation
5900 Broken Sound Parkway NW
Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m. local time on Thursday, May 7, 2009.

PLACE	SBA Communications Corporation
5900 Broken Sound Parkway NW
Boca Raton, Florida 33487

ITEMS OF BUSINESS	● To elect one member of the Board of Directors, for a term of three years, until his successor is duly elected and qualified.

● To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

● To transact such other business as may properly come before the meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a shareholder of record on March 12, 2009.

PROXY VOTING	Your vote is important. You may vote:
● via Internet;

● by telephone;

● by mail, if you have received a paper copy of the proxy materials; or

● in person at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2009.

A copy of this Notice, the accompanying Proxy Statement for the 2009 Annual Meeting of Shareholders and our 2008 Annual Report are available at www.edocumentview.com/SBAC.

March 27, 2009

i

SBA Communications Corporation
5900 Broken Sound Parkway NW
Boca Raton, Florida 33487

PROXY STATEMENT

Annual Meeting of Shareholders to be held on May 7, 2009

I.	INFORMATION ABOUT VOTING

Some Questions You May Have Regarding this Proxy Statement

Q:	Why am I receiving this proxy statement?

A:
You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2009 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

This year we have elected to take advantage of the Securities and Exchange Commission’s (the “SEC’s”) rule that allows us to furnish proxy materials to shareholders online. We believe electronic delivery will expedite the receipt of materials, while significantly lowering our costs and reducing the environmental impact of our Annual Meeting by reducing the amount of materials we print and mail. On or about March 27, 2009, we mailed to shareholders either (1) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report online or (2) a printed set of proxy materials, including this proxy statement, our 2008 Annual Report and a proxy card. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials, unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how to receive a paper copy of the materials.

Most beneficial shareholders received a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. Generally, shareholders of record were mailed a printed set of materials, unless they elected to receive the materials electronically.

Q:	When and where is the Annual Meeting?

A:	We will hold the Annual Meeting on Thursday, May 7, 2009, at 10:00 a.m. local time at our corporate offices located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

Q:	Who may vote at the Annual Meeting?

A:
You may vote all of the shares of our Class A common stock that you owned at the close of business on March 12, 2009, the record date. On the record date, we had 118,441,477 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What am I voting on?

A:	There are two proposals that will be voted on at the meeting:

	1.	The election of one member of the Board of Directors, for a term of three years, until his successor is duly elected and qualified.

	2.	The ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered certified public accounting firm for the 2009 fiscal year.

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

I   INFORMATION ABOUT VOTING

Q:	How does the Board of Directors recommend I vote?

A:	Based on the information included in the proxy statement relating to each of the proposals to be voted on, our Board of Directors unanimously recommends that you vote:

	1.	“For” the nominee to the Board of Directors.

	2.	“For” ratification of E&Y as our independent registered certified public accounting firm for the 2009 fiscal year.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How do I vote?

A:
If you are a shareholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your broker, bank or trustee included with your proxy materials. If your shares are held by a bank, broker or other intermediary and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement).

Q:	Who is a shareholder of record?

A:
If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, this proxy statement, our 2008 Annual Report and the proxy card have been sent directly to you by SBA via mail or, if previously requested, electronically.

Q:	Who is a beneficial shareholder?

A:
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	What percentage of the Common Stock is required to approve the proposals?

A:
Provided that a quorum is present at the Annual Meeting, our Articles of Incorporation, Bylaws and the Florida Business Corporation Act establish the requisite vote required to approve the proposals. The table below sets forth the proposals to be presented at the Annual Meeting and the vote required for approval.

Proposal	Vote Required	Discretionary Voting Allowed?

Election of Directors	Plurality	Yes
Ratification of E&Y	Majority	Yes

I   INFORMATION ABOUT VOTING

● Election of Directors

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of each director. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and, if applicable, broker non-votes, are not counted as votes cast for this proposal.

● Ratification of E&Y

Under our Bylaws, a majority of the votes cast is required to approve the ratification of E&Y as our independent registered certified public accounting firm. Abstentions and, if applicable, broker non-votes, are not counted as votes cast for this proposal.

Q:	What constitutes a quorum, and why is a quorum required?

A:
We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:
If you sign and return your proxy marked “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	What if I sign and return my proxy without making any selections?

A:
If you sign and return your proxy without making any selections, your shares will be voted “for” proposals 1 and 2. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:
If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. If the bank, broker or other holder of record holding shares for a beneficial shareholder does not vote on a particular proposal because that holder does not have discretionary voting power, this is referred to as a “broker non-vote.”

If you are a beneficial shareholder, your bank, broker or other holder of record is permitted to vote your shares on Proposal 1, the election of directors, and Proposal 2, the ratification of E&Y as our independent registered certified public accounting firm, even if the record holder does not receive voting instructions from you.

If you are a beneficial shareholder and your shares are held by a bank, trustee, agent or other nominee, your shares will not be voted unless you give the nominee voting instructions.

Q:	Can I change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

I   INFORMATION ABOUT VOTING

Q:	Who can attend the Annual Meeting?

A:
Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Is there a list of shareholders entitled to vote at the Annual Meeting?

A:
The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:
We will announce the results for the proposals voted upon at the meeting and publish final detailed voting results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009 or in an earlier filed Form 8-K.

Q:	Who will bear the cost for soliciting votes for the Annual Meeting?

A:
We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	Who should I call with other questions?

A:
If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2008 Annual Report, please contact: SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

Q:	How can I communicate with SBA’s Board of Directors?

A:
Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

I   INFORMATION ABOUT VOTING

Q:	Can I receive future proxy materials electronically?

A:
Yes. If you are a shareholder of record you may, if you wish, receive future proxy statements and annual reports online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.sbasite.com, under the Investor Relations section.

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

Q:	What is “householding” and how does it affect me?

A:
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and 2008 Annual Report, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021; or by telephone: in the U.S., Puerto Rico and Canada, (800) 733-9393; outside the U.S., Puerto Rico and Canada, (781) 575-4591).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

I   INFORMATION ABOUT VOTING

II.	PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors, divided into three classes. Two of our current Class I directors, Mr. Philip L. Hawkins and Mr. Steven E. Nielsen, have decided not to stand for re-election at our 2009 Annual Meeting of Shareholders. As a result, our Board of Directors has reduced the size of the Board from seven to five, effective at the 2009 Annual Meeting of Shareholders.

The term for each class of directors is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for current Class I directors will expire at the 2009 Annual Meeting of Shareholders.

The independent directors of our Board of Directors unanimously nominated Mr. Carr for re-election to the Board of Directors for a three-year term, expiring at the 2012 Annual Meeting of Shareholders or until his successor is duly elected and qualified. Mr. Carr has consented to be named in this proxy statement and to serve as a member of our Board of Directors if elected. In the event that Mr. Carr withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than one nominee as a Class I director. Our management has no reason to believe that Mr. Carr will not serve if elected.

Effective immediately after the 2009 Annual Meeting of Shareholders, assuming the election of Mr. Carr, our directors and their respective classifications will be as follows:

Class I	Class II	Class III
Brian C. Carr	Jack Langer	Steven E. Bernstein
	Jeffrey A. Stoops	Duncan H. Cocroft

Our Board of Directors has determined that the nominee is qualified as an “independent” director under the listing standards of the Nasdaq Global Select Market. Please review the discussion under “Corporate Governance - Board Independence” on page 10 of this proxy statement for a summary of how our Board of Directors conducts the independence evaluation.

Nominee to Serve for a Three Year Term Expiring in 2012

Brian C. Carr, 47, has served as a director of SBA since May 2004. Since May 2008, Mr. Carr has served as a co-founder and Chief Executive Officer of OralDNA Labs, a privately held salivary diagnostic company focused on the dental profession. Mr. Carr previously served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, from June 2003 until January 2007 when it was acquired by Sonic Healthcare Limited. From November 2000 to April 2003, Mr. Carr was the President and a director of AmeriPath, Inc., a publicly held anatomic pathology laboratory company. From March 1997 to November 2000, Mr. Carr was the founder, President, Chief Executive Officer and a director of InformDX, a pathology services company that was acquired by AmeriPath.

Continuing Directors

Directors Whose Terms Expire in 2010

Jack Langer, 60, has served as a director of SBA since May 2004. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content.

Jeffrey A. Stoops, 50, President, Chief Executive Officer and director, joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

II   PROPOSAL 1 – ELECTION OF DIRECTORS

Directors Whose Terms Expire in 2011

Steven E. Bernstein, 48, our founder, has served as our Chairman since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate investments. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein is also a visiting professor at Lynn University, and serves on the board of various local charities.

Duncan H. Cocroft, 65, has served as a director of SBA since August 2004. Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President – Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote “FOR” the director nominated.

II   PROPOSAL 1 – ELECTION OF DIRECTORS

III.	PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed E&Y to continue to serve as our independent registered certified public accounting firm for the 2009 fiscal year. E&Y has served as our independent registered certified public accounting firm since 2002. In the event our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the resolution will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of E&Y for the 2009 fiscal year.

We expect a representative of E&Y to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2008 financial statements and internal control over financial reporting, we entered into an agreement with E&Y which sets forth the terms by which E&Y performed audit services for us. That agreement is subject to alternative dispute resolution procedures for all claims, other than claims seeking non-monetary or equity relief.

Fees Paid to E&Y

We were billed for professional services provided with respect to fiscal years 2007 and 2008 by E&Y in the amounts set forth in the following table.

Services Provided	2007	2008
Audit Fees (1)	$1,659,000	$1,737,036
Audit-Related Fees	—	—
Tax Fees (2)	177,000	92,516
All Other Fees (3)	2,000	1,500
Total	$1,838,000	$1,831,052

(1)
These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of SBA’s internal control over financial reporting and attestation services in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; (iv) fees associated with assisting us with the preparation and review of our various documents relating to our convertible debt offerings in 2007 and 2008, including the preparation of comfort letters; (v) fees associated with consents to registration statements; and (vi) other statutory audits required for the years ended 2007 and 2008.

(2)	These professional services include fees associated with (i) compliance for preparation of tax returns, (ii) assistance with tax planning strategies and (iii) tax examination assistance.

(3)	These professional services include fees associated with providing SBA with the EY Global Accounting and Auditing Information Tool for Accounting Research.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by E&Y. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by E&Y is consistent with maintaining E&Y’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by E&Y during fiscal year 2008, as described above.

III   PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2008 and the first quarter of 2009, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2008, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2008, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (as amended) (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2008 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2008 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance - Board Committees” beginning on page 10 for information on the Audit Committee’s meetings in 2008.

The Audit Committee

Brian C. Carr Duncan H. Cocroft Steven E. Nielsen

March 19, 2009

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

III   PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

IV.	CORPORATE GOVERNANCE

Meetings

During 2008, the Board of Directors held a total of 10 meetings, including 5 regular meetings and 5 special meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period which he was a director and (2) the total number of meetings of all Board committees (“Committees”) on which he served during the period which he was a director. It is the policy of the Board of Directors of SBA to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors were present at SBA’s 2008 Annual Meeting of Shareholders.

The non-management members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Board Independence

The Nasdaq listing standards require that a majority of our Board of Directors and all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“NCG Committee”) be comprised of directors who are “independent,” as such term is defined by Rule 4200(a)(15) of Nasdaq’s Marketplace Rules. Our Board of Directors undertook its annual review of director independence in March 2009, which included a review of each director’s responses to questionnaires asking about any relationships with us, members of our senior management and other members of our Board of Directors. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Based on this review, our board of directors has determined that each of our directors, with the exception of Messrs. Bernstein and Stoops, is independent.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at http://ir.sbasite.com/governance.cfm, and such information is also available in print to any shareholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters. The Board adopted a revised NCG Committee charter on July 31, 2008. Additionally, the Board adopted a revised Audit Committee charter and Compensation Committee charter on October 30, 2008. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Nominating and Corporate Governance	Compensation
Steven E. Bernstein(1)	–	–	–
Jeffrey A. Stoops	–	–	–
Brian C. Carr	Member	–	Chair
Duncan H. Cocroft	Chair	Member	–
Philip L. Hawkins	–	Member	Member
Jack Langer	–	Chair	Member
Steven E. Nielsen	Member	–	Member

(1)	Chairman of the Board

IV   CORPORATE GOVERNANCE

●	Audit Committee

Number of Meetings in 2008: 7

The Audit Committee has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee Chairperson reports on Audit Committee actions and recommendations at Board of Director meetings.

Audit Committee Financial Expert: The Board of Directors has determined that the Audit Committee has at least one “audit committee financial expert” pursuant to applicable SEC rules and that Duncan H. Cocroft, an independent director in accordance with the applicable independence standards for directors and audit committee members under Rule 4200(a)(15) and Rule 4350(d) of Nasdaq’s Marketplace Rules, meets the requirements of an audit committee financial expert pursuant to such SEC rules. For information regarding Mr. Cocroft’s business experience, see “Proposal 1 – Election of Directors.”

●	Compensation Committee

Number of Meetings in 2008: 11

The Compensation Committee establishes salaries, incentives and other forms of compensation for our Chief Executive Officer, Chief Financial Officer, our other three most highly compensated executive officers, our Chief Accounting Officer (the “Officer Group”) and our directors. In addition, the Compensation Committee is responsible for administering our equity-based compensation plans, including awards under such plans. The Compensation Committee Chairperson reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. In August 2007, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, to provide the Compensation Committee a review and analysis of the existing executive compensation program and to assist the Compensation Committee in the determination of SBA’s 2008 executive compensation and director compensation. See the discussion under “Compensation Discussion & Analysis - Role of the Compensation Consultant and Market Assessment” for a discussion of the material instructions and directions that the Compensation Committee gave to FW Cook in connection with the performance of FW Cook’s duties under their engagement relating to 2008 compensation. FW Cook does not perform any other services for us other than its consulting services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Management’s Role in the Compensation-Setting Process,” our Chief Executive Officer provides the Compensation Committee with (1) evaluations of each member of our Officer Group and (2) recommendations regarding base salary levels, the performance metrics, relative weightings and levels for our annual incentive compensation and equity-based compensation awards to be paid to each member of our Officer Group. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq listing standards.

●	Nominating and Corporate Governance Committee

Number of Meetings in 2008: 5

The NCG Committee has been assigned the functions of (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition, procedures and the Committees; (iii) overseeing periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board on a periodic basis with regards to matters of corporate governance. The NCG Committee Chairperson reports on NCG Committee actions and recommendations at Board of Director meetings. The NCG Committee has in the past and may in the future retain the services of a third party search firm providing recruitment and leadership development services to assist the NCG Committee in identifying and evaluating potential nominees for the Board of Directors.

IV   CORPORATE GOVERNANCE

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary by November 27, 2009 in accordance with the instructions set forth later in this proxy statement under “Shareholder Proposals for 2010 Annual Meeting.” Each written notice must set forth:

(1) the name and address of the shareholder who is making the nomination;

(2) the number of shares of SBA’s Class A common stock which are beneficially owned by the shareholder and a representation that the shareholder is a holder of record of SBA’s Class A common stock entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice;

(3) the name of the director candidate;

(4) a complete resume or statement of the candidate’s qualifications (including education, work experience, knowledge of SBA’s industry, membership on the board of directors of another corporation and civic activity);

(5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder;

(6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the SEC and The Nasdaq Stock Market and information regarding the candidate’s attributes that the NCG Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the SEC; and

(7) the candidate’s consent to serve as a director of SBA if elected.

The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which contains the following requirements, among others, for suitability:

●	high ethical character;

●	superior credentials;

●	relevant expertise and experience;

●	the ability to exercise sound business judgment; and

●	the lack of material relationships that could present realistic possibilities of conflict of interest or legal issues.

The Criteria for Nomination to the Board of Directors is set forth in the NCG Committee charter, which, as discussed above, can be found on our website, www.sbasite.com, under the Investor Relations-Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, Messrs. Carr, Hawkins, Langer and Nielsen served as members of the Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2008. There were no transactions between us and any of the members of the Compensation Committee during the fiscal year ended December 31, 2008.

IV   CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Since January 1, 2008, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Code of Ethics/Related Party Transaction Policy

The Board of Directors has adopted our Code of Ethics for Senior Financial Officers (“Code of Ethics”), which we periodically revise. The Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations-Corporate Governance section.

We are committed to upholding the highest ethical and legal conduct in fulfilling our responsibilities and recognize that related person transactions can present a heightened risk of actual or apparent conflicts of interest. Accordingly, it is our preference to avoid related person transactions generally. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which SBA is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest.

The Board of Directors has adopted our Code of Conduct for Directors, Officers and Employees (“Code of Conduct”), which we periodically revise. The Board adopted a revised Code of Conduct on October 30, 2008. Our Code of Ethics and our Code of Conduct require directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel; and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. Under applicable Nasdaq rules, all related person transactions, as defined in Item 404 of S-K, must be approved by our Audit Committee or another independent body of the Board of Directors. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Corporate Governance Guidelines

On May 6, 2008, the Board of Directors voluntarily adopted our Corporate Governance Guidelines which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure, shareholder communications with the board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

●	A majority of directors of the Board must be independent as defined by Nasdaq Marketplace Rules;

●	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chairman of the NCG Committee;

●	The Board will appoint all members of the Board committees;

●	The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee, and each of their members will be independent; and

●	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

Our Corporate Governance Guidelines are available to view at our website, www.sbasite.com, under the Investor Relations-Corporate Governance section. From time to time, the NCG Committee will review our Corporate Governance Guidelines, and, if necessary, will recommend changes to the Board.

IV   CORPORATE GOVERNANCE

Director Compensation

General. The Board maintains a compensation arrangement for the non-executive directors of the Board. For 2008 and 2009, the Board compensation arrangement is comprised of the following types and levels of compensation:

●
Initial Equity Grant. The 2001 Equity Participation Plan provides for an initial grant of stock options to each newly elected Independent Director, which the plan defines as a director who is a non-employee director pursuant to Rule 16b-3 of the Exchange Act of 1934. At the time of such initial election, each newly elected Independent Director is entitled to receive a grant of non-qualified stock options to purchase 25,000 shares of Class A common stock with a per share exercise price equal to the fair market value per share of such stock at the grant date. These options vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors. There were no initial equity grants in 2008.

●
Annual Equity Grant. The Board currently has a policy of granting each continuing non-executive director, which includes Mr. Bernstein, an annual grant of non-qualified stock options to purchase shares of Class A common stock. The number of shares and the vesting terms are determined by the full Board of Directors annually, typically at the time of the annual meeting. The per share exercise price of these options will equal the fair market value per share of our Class A common stock at the grant date. In 2008, the Compensation Committee adopted a policy that non-executive directors will receive, at each Annual Meeting, an annual grant of non-qualified stock options to purchase shares of Class A common stock with an aggregate grant date value of $100,000, calculated in accordance with SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), except that the stock price used in the calculation is a derived price equal to the average closing price of our common stock in the two calendar months of March and April and excludes the estimated impact of assumed forfeitures. The difference in the actual exercise price of the options and this two month average may result in actual expense being recorded for these options that differs from the $100,000 target value.

On May 6, 2008, each non-executive director of the Board was granted, pursuant to the 2001 Equity Participation Plan, non-qualified stock options to purchase 9,514 shares of Class A common stock with an exercise price of $34.49 per share, the closing price of the Class A common stock on May 6, 2008. One-third of these shares will vest on each day immediately prior to the annual meeting of shareholders in 2009, 2010 and 2011. In addition to the acceleration provisions provided under the 2001 Equity Participation Plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation.

●
Retainer and Fees Paid in Cash. For 2008 and 2009, each non-employee director receives an annual retainer of $25,000. For 2008 and 2009, each of the Audit Committee Chair and the Compensation Committee Chair receives an additional retainer of $10,000. For 2008 and 2009, the Chair of the NCG Committee receives an additional retainer of $5,000. All retainer fees are payable quarterly in cash or shares of Class A common stock at the option of the director. In addition, for 2008 and 2009, each non-employee director receives a per meeting fee of $1,500 per in-person meeting and $750 per telephonic meeting regardless of the length of the meeting. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or Committee meeting. Other than the Chairs of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member.

During 2008, each of Messrs. Carr, Cocroft, Hawkins, Langer and Nielsen received the annual cash compensation for his service as a director. Additionally, each of Messrs. Cocroft, Langer and Carr received the annual cash compensation for his service as Audit Committee Chair, NCG Committee Chair and Compensation Committee Chair, respectively. Directors who are employees do not receive any additional compensation for their services as a director.

IV   CORPORATE GOVERNANCE

●
Non-Executive Chairman Compensation. Mr. Bernstein currently does not receive a retainer or meeting fees for serving as director. Mr. Bernstein received $44,419 in compensation during 2008 (excluding compensation attributable to option awards), including a salary of $40,000, for his strategic and advisory services as our non-executive Chairman and is expected to receive at least $40,000 in salary during 2009. Mr. Bernstein is an employee of SBA and therefore is eligible to participate in all employee benefits and receives the supplemental medical reimbursement insurance that we provide to certain of our officers and key employees. During 2008, Mr. Bernstein’s perquisites consisted of $1,619 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan and $2,800 of company matching contributions to Mr. Bernstein’s 401(k) plan.

Director Compensation

The following table sets forth information regarding the compensation of our non-executive directors for 2008. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Steven E. Bernstein	—	114,770	44,419	(3)	159,189
Brian C. Carr	56,250	141,300	—		197,550
Duncan H. Cocroft	52,625	158,727	—		211,352
Philip L. Hawkins	49,500	158,727	—		208,227
Jack Langer	53,250	141,300	—		194,550
Steven E. Nielsen	50,000	114,770	—		164,770

(1)
The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for the fair value of stock options granted in fiscal 2008 as well as prior years, in accordance with SFAS 123R. Initial equity grants are expensed over their five-year vesting period. Annual equity grants, as a result of the accelerated vesting that applies to annual equity grants awarded to directors in 2005 and after, are expensed over a period equal to three years minus the period that such director has already served on our Board. For those directors that have served on our Board for more than three years at the time of grant, we expense the full fair market value of the options on their respective grant date. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2008 grants, refer to Note 15 in our financial statements for the year ended December 31, 2008, which is included in our Annual Report on Form 10-K filed with the SEC.

(2)
The following table sets forth (i) the grant date fair value of the stock options granted to our non-executive directors during 2008, calculated in accordance with SFAS 123R, and (ii) the aggregate number of unexercised stock options outstanding at December 31, 2008 for each of our non-executive directors.

Name	Number of Stock Options Granted in 2008	Grant Date Fair Value of 2008 Stock Option Grants ($)	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2008
Steven E. Bernstein	9,514	114,770	36,181
Brian C. Carr	9,514	114,770	42,848
Duncan H. Cocroft	9,514	114,770	89,514
Philip L. Hawkins	9,514	114,770	89,514
Jack Langer	9,514	114,770	79,514
Steven E. Nielsen	9,514	114,770	39,514

(3)
This amount represents $40,000 of salary, $1,619 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $2,800 of company matching contributions to the recipient’s 401(k) plan.

IV   CORPORATE GOVERNANCE

V.	EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position
Jeffrey A. Stoops	50	President and Chief Executive Officer
Brendan T. Cavanagh	37	Senior Vice President and Chief Financial Officer
Kurt L. Bagwell	44	Senior Vice President and Chief Operating Officer
Thomas P. Hunt	51	Senior Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	40	Senior Vice President – Property Management
Brian D. Lazarus	37	Vice President and Chief Accounting Officer
Mark R. Ciarfella	43	Vice President – Tower Development
Jorge Grau	46	Vice President and Chief Information Officer
Pamela J. Kline	45	Vice President – Capital Markets
Neil Seidman	42	Vice President – Mergers and Acquisitions
Jim D. Williamson	63	Vice President – Services

Brendan T. Cavanagh, CPA, has served as our Senior Vice President and Chief Financial Officer since September 2008. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP where he was employed for three years.

Kurt L. Bagwell has served as our Senior Vice President and Chief Operating Officer since January 1, 2002. Mr. Bagwell joined SBA Network Services, Inc., a subsidiary of ours, in February 2001 as Vice President of Network Services. Prior to joining us, Mr. Bagwell served as Vice President – Site Development for Sprint PCS from May 1995 to February 2001.

Thomas P. Hunt has served as our Senior Vice President and General Counsel since September 2000. In May 2007, Mr. Hunt was also appointed Chief Administrative Officer. Prior to joining SBA, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein, who has served as our Vice President – Property Management since April 2000, was promoted to Senior Vice President – Property Management in February 2009. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Director – Property Management and Regional Director – Florida.

Below is a summary of the business experience of each of our key employees.

Brian D. Lazarus, CPA, has served as SBA’s Vice President and Chief Accounting Officer since September 2008. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. From April 2001 to December 2003, Mr. Lazarus was a Senior Audit Manager with Ernst & Young LLP. Previously, Mr. Lazarus spent six years with KPMG LLP.

Mark R. Ciarfella joined SBA in July 2007 as our Vice President - Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida. Mr. Ciarfella has more than 14 years experience in the wireless telecommunication industry working directly with PrimeCo Personal Communications and as a consultant for multiple other carriers.

V   EXECUTIVE OFFICERS

Jorge Grau has served as our Vice President and Chief Information Officer since January 2006. Mr. Grau joined SBA in August 2003 as the Vice President of Information Technology. Prior to joining SBA, from July 2002 through August 2003, Mr. Grau was Director of Information Technology for Vision Care Holdings and, from August 1989 to May 2002, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation.

Pamela J. Kline has served as our Vice President – Capital Markets since January 2001. Ms. Kline joined SBA in 1997 and has held various positions, including Director of Finance and Accounting and Chief Accounting Officer. Prior to joining us, Ms. Kline was an Audit Manager with Arthur Andersen LLP where she was employed for 10 years.

Neil Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. On January 1, 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

Jim D. Williamson, who has served as our Vice President – Southeast Region since January 2001, was named our Vice President – Services in March 2009. Mr. Williamson joined us in October 1995 and has held various positions with us, including Vice President – Southeast Region from January 2001 to March 2009, Program Manager and Project Director responsible for network buildouts. Prior to joining us, Mr. Williamson was employed for 28 years in various capacities with BellSouth.

V   EXECUTIVE OFFICERS

VI.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee is responsible for SBA’s compensation philosophy, as well as making determinations regarding all forms of compensation for our named executive officers and our principal accounting officer, which we refer to as our Officer Group. We design our executive officer compensation program to reward members of our Officer Group for our sustained financial and operational performance, their contribution to the company and the creation of long-term value for our shareholders.

The executive compensation we awarded for 2008 reflects the strong operational performance and growth that we experienced during the year. However, the equity component of the 2008 compensation granted to our executives in March 2008 was adversely impacted by the challenging macroeconomic environment and credit crisis and their effect on SBA’s stock price.

During 2008, we successfully executed our three-part strategy to increase long term shareholder value by means of:

●	strong organic growth;
●	material portfolio growth that meets our investment criteria; and
●	active balance sheet management.

Our total revenue grew 16.4% while our site leasing revenue grew by 22.9%. We materially outperformed budget on site leasing revenue, tower cash flow, tower cash flow margin, adjusted EBITDA and adjusted EBITDA margin. Additionally, we materially grew equity free cash flow per share, posting $1.48 per share in 2008 compared to $1.12 per share in 2007, an increase of 32.1%. We grew our tower portfolio by 26%, compared to budgeted growth of 7.5%, through the acquisition of 1,604 towers and antenna sites, principally through three large acquisitions, and the development of 85 new towers. The foregoing financial and operational results are as defined and discussed in our earnings release and Form 10-K for the year ended December 31, 2008. We closed on a new credit facility in January and issued $550 million of convertible notes in May. The liquidity generated by these transactions funded our material portfolio growth and favorable debt repurchases that were consummated in the fourth quarter of 2008. These debt repurchases have allowed us to reduce our total leverage from earlier in the year. However, the difficult economic conditions in 2008 adversely affected our services revenue, and, in the latter-half of 2008, adversely impacted our ability to continue discretionary cash capital expenditures and significantly reduced our stock price. Accordingly, the equity compensation previously granted to our employees, including members of our Officer Group, suffered a decrease in value.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive and ensure that we can recruit, motivate and retain executives. The three principles of our compensation philosophy are as follows:

●
Total direct compensation levels should be sufficiently competitive to attract and retain the highest quality officers. We seek to maintain an executive compensation program that attracts, motivates and retains high performance officers. Our executive compensation program rewards those officers for our financial, operational and stock price growth and enhances our ability to compete for talent. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.

●
Performance-based incentive compensation should constitute a substantial portion of total compensation. We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to and vary with our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program, annual incentive compensation and equity-based compensation, as performance-based and “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

VI   EXECUTIVE COMPENSATION

●
Long-term incentive compensation should align executives’ interests with our shareholders and incent the creation of long-term shareholder value. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incent executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Equity-based compensation also subjects our executives to market risk, a risk borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase total direct compensation to compensate for stock price fluctuations. The Compensation Committee does not reduce or limit current equity-based compensation or other forms of compensation as a result of prior gains realized by an executive. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement. Similarly, our severance and change-in-control arrangements, which we discuss in detail beginning on page 36, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of a named executive officer’s total direct compensation for a specific year.

Management’s Role in the Compensation-Setting Process

Our Chief Executive Officer, Jeffrey A. Stoops, provides the Compensation Committee with (1) evaluations of each member of our Officer Group and (2) recommendations regarding base salary levels, the performance metrics, relative weightings and levels for our annual incentive compensation and equity-based compensation awards to be paid to each member of our Officer Group. Additionally, upon the Compensation Committee’s request, Mr. Stoops attends Compensation Committee meetings and provides other information to the Compensation Committee as requested. Mr. Stoops is never present during Compensation Committee deliberations of his own compensation.

Role of the Compensation Consultant and Market Assessment

Role of the Compensation Consultant. The Compensation Committee Charter provides the Compensation Committee with the authority to retain and terminate any compensation consultant or other adviser it deems appropriate. The Compensation Committee’s process in setting compensation for the members of the Officer Group is aided by a compensation consultant who is selected and retained by, and reports directly to, the Compensation Committee. For 2008, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”) to:

●	review those companies that comprise our peer group;
●	provide a competitive analysis of our compensation components against our peer group (described below) for our Officer Group;
●	review the effectiveness of our compensation programs, including our annual and long term incentive programs;
●	assist in the determination of 2008 compensation for our Officer Group;
●	provide support in the review, negotiation and execution of a new employment agreement with our Chief Executive Officer;
●	provide peer group analysis and recommendations on director compensation; and
●	review the Compensation Discussion and Analysis in the annual proxy statement.

FW Cook does not perform any other services for us other than its consulting services to the Compensation Committee.

VI   EXECUTIVE COMPENSATION

Market Assessment. At the beginning of the executive compensation setting process each year, the Compensation Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that SBA’s executive compensation is competitive. For 2008, based upon the recommendation of FW Cook, the Compensation Committee reviewed compensation data from a group of peer companies of similar size relative to SBA in connection with their executive compensation setting process. The primary size measures used in selecting companies for the peer group were revenues, EBITDA and market capitalization. The 2008 Peer Group was comprised of 20 companies, 10 from communications-related industries and 10 from the real estate investment trust (REIT) sector, to reflect the aspects of our business which we believe are similar to those companies.

Communications Related Companies		REITS

●	American Tower Corporation	●	Camden Property Trust
●	Cbeyond, Inc.	●	Corporate Office Properties Trust
●	Clearwire Corporation	●	Digital Realty Trust, Inc.
●	Crown Castle International Corp.	●	Duke Realty Corporation
●	Equinix, Inc.	●	Essex Property Trust, Inc.
●	Fairpoint Communications, Inc.	●	HCP, Inc.
●	Frontier Communications Corp.	●	Health Care REIT, Inc.
	(f/k/a Citizens Communications Company)	●	Liberty Property Trust
●	Lamar Advertising Company	●	Realty Income Corporation
●	NTELOS Holdings Corp.	●	Ventas, Inc.
●	Syniverse Holdings, Inc.

Relative to the 2008 Peer Group, (i) SBA’s 2007 revenue was between the 25th percentile and the median, (ii) SBA’s 2007 EBITDA was between the median and the 75th percentile and (iii) SBA’s market capitalization was between the median and the 75th percentile.

The Compensation Committee began its review of 2008 base salaries of our Officer Group by reviewing the compensation data of the 2008 Peer Group. While the Compensation Committee did not formally target any specific percentile of base salary, total cash compensation (salary plus cash bonus opportunity) or total direct compensation (salary plus cash bonus opportunity plus value of equity awards) in setting its base salary, target bonus opportunities or target long-term incentive value, the Compensation Committee did pay particular attention to the median compensation of the 2008 Peer Group. The Compensation Committee compared the base salaries, target total cash compensation and target total direct compensation payable to each member of the Officer Group to the 25th percentile, the median and 75th percentile target opportunity by the 2008 Peer Group to ensure that SBA’s target compensation was competitive and that the Compensation Committee understood and was cognizant of any divergence from the median. For 2008, the base salaries and total cash compensation for each of our named executive officers were below the median while long-term incentive value was slightly above the median, resulting in total direct compensation slightly below the median of the 2008 Peer Group for the Officer Group in the aggregate. The compensation market data and ranges provided only a reference point for the Compensation Committee. Depending upon company and individual performance, the base salary, target total cash compensation and target total direct compensation for any member of our Officer Group could be, in the discretion of the Compensation Committee, at, below or above the median for that position. Furthermore, the majority of our compensation is dependent upon the performance of SBA and each executive. Consequently, if SBA or the executive does not meet its financial or operational objectives, the executive may realize only a fraction of his targeted total cash compensation or targeted total direct compensation, and the realized compensation may vary significantly from the median peer group data.

Executive Compensation Components and 2008 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation - base salary, annual incentive compensation and equity-based compensation (“TDC”). We do not currently provide members of the Officer Group with a pension plan, deferred compensation or other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan.

VI   EXECUTIVE COMPENSATION

As discussed further below, each element of our 2008 compensation program is intended to encourage and foster the following results and behaviors:

Objectives/Structure		Behavioral Focus
●	Provides competitive level	●	Rewards core
	of fixed compensation		competence relative to
●	Less than 25% of TDC for		level of responsibility,
	executives		experience and
contribution

●	Provides at-risk variable	●	Rewards financial and
	pay opportunity for short-term		operational results of the
	performance		Company and the
●	Approximately 10% -		executive’s individual
	25% of TDC for		performance
executives
●	Paid in cash
●	Provides at risk variable	●	Rewards overall long-
	pay opportunity for long-term		term Company
	performance		performance
●	Approximately 50% -	●	Aligns executive
	75% of TDC for executives		compensation with
●	Paid in equity, historically		creation of shareholder
	stock options		value

We believe that our compensation program is designed to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our plan, our annual incentive opportunities are capped for all members of our Officer Group, other than Mr. Silberstein, while our long-term incentives are structured as stock options, which only generate realized value to the executive if our stock price experiences long-term price appreciation.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace. Base salaries represent less than 25% of the total direct compensation opportunity for each member of our Officer Group.

How base salaries are determined. Each of Messrs. Stoops, Bagwell and Hunt has entered into an employment agreement that specifies a minimum level of base salary for the officer. The Compensation Committee, however, is able to increase each officer’s salary as it deems appropriate and did so in 2008. Neither Mr. Cavanagh nor Mr. Silberstein has entered into an employment agreement with us and consequently there is no minimum level of base salary for these two executives. At the beginning of each fiscal year, the Compensation Committee reviews our Chief Executive Officer’s salary recommendations for each member of the Officer Group, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for each member of the Officer Group, we consider a number of factors, including: compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance. In addition, the Compensation Committee takes into consideration evaluations of each individual officer, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

VI   EXECUTIVE COMPENSATION

2008 Base Salary Decisions. As a result of its review of the 2008 Peer Group and the assessment of the executive’s performance, during early 2008, the Compensation Committee approved base salary increases for fiscal 2008 of approximately 3.2% for Mr. Stoops and ranging from 2.7% to 10.3% for each of the other members of the Officer Group. Our CEO’s base salary is approximately 1.6 times the base salary of the next highest paid executive officer. The Compensation Committee believes that market compensation data supports the larger base salary for the CEO. Additionally, our Compensation Committee has determined that the CEO merits a larger base salary as a result of his significant additional responsibilities compared to the other members of the Officer Group and its strong belief that the CEO significantly and directly influences overall performance.

2009 Base Salary Decisions. In early 2009, the Compensation Committee reviewed base salaries for each member of the Officer Group. Based on the performance of SBA, the Compensation Committee determined that some level of increase would be appropriate. However, in recognition of the challenging liquidity and economic conditions facing the US markets, including SBA and its customers, the Compensation Committee decided to limit these increases to between 2.4% and 2.5%, below the average 3.5% increase budgeted for other SBA employees in 2009.

Annual Incentive Compensation

Below is information regarding our annual incentive compensation program for all members of our Officer Group, other than Mr. Silberstein who is discussed separately below. Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on achievement of company-wide annual performance measures and a subjective evaluation of the executive’s contribution during the year.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages actions by the executive officers that contribute to our financial and operating results and achieve other goals that the Board has recognized as important for the success of our company. In addition, the Compensation Committee believes that the annual incentive compensation program helps achieve an appropriate balance between cash and non-cash annual compensation for our Officer Group. The appropriateness of these performance metrics and their correlation to SBA’s overall growth strategy is reviewed, and revised if necessary, annually. The annual incentive awards are designed to reward current performance by basing payment on the achievement of both quantitative performance measures that reflect contribution to our business and on a qualitative analysis of the executive’s contribution to achieving SBA’s financial and operational performance.

How annual incentive compensation awards are determined. Annual incentive compensation awards are determined in four steps: (1) determination of the cash bonus opportunity, (2) establishment of the financial and operational performance metrics, (3) approval of the minimum, target and maximum levels of each performance metric for such year and the amount of bonus that will be earned for achievement of such level and (4) upon completion of the year, a review of SBA’s and the officer’s performance against such performance metrics.

As discussed above, the Compensation Committee establishes annual cash bonus opportunities for each member of the Officer Group, other than for Mr. Silberstein whose bonus structure is discussed below. These cash bonus opportunities are expressed as a percent of base salary. The employment agreements for each of Messrs. Stoops, Bagwell and Hunt establishes the minimum annual cash bonus opportunities, expressed as a percentage of the then current base salary, for each executive officer. The bonus opportunity may be increased by the Compensation Committee in its discretion. For 2008, the annual cash bonus opportunities for Messrs. Stoops and Bagwell were equal to the minimum percentage specified in their employment agreements, specifically 100%. The annual cash bonus opportunity for Mr. Hunt was increased to 100% in 2008 reflecting his increased responsibility as Chief Administrative Officer and the annual cash bonus opportunity for Mr. Cavanagh was increased to 50%, effective September 12, 2008, reflecting his appointment as our Chief Financial Officer and the increased responsibilities associated with that position.

VI   EXECUTIVE COMPENSATION

At the beginning of each year, the Compensation Committee, based on recommendations from the CEO, establishes the company-wide financial and operational performance metrics and the relative weightings to be assigned to each such performance metric for each member of the Officer Group based on the scope of responsibilities for each executive. Based on recommendations from the CEO and a review of the company’s internal business and strategic plan, the Compensation Committee then approves the budget, target and maximum levels for each performance metric and the amount of bonus that will be earned for achievement of such level.

Each operational performance metric has a budget, target and maximum level of payment opportunity. Achievement at the budget level entitles the officer to 50% of the amount of bonus earnable by the officer for the applicable metric. Achievement at the target level entitles the officer to 100% of the amount of bonus earnable by the officer for the applicable metric. Achievement at the maximum level entitles the officer to 150% of the amount of bonus earnable by the officer for the applicable metric. If SBA achieves between the budget and target or between target and maximum of any performance metric, the amount of the bonus payment with respect to that metric is calculated on a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the determination of how much to award is based on the discretion of the Compensation Committee. Annually, the Compensation Committee evaluates the CEO’s individual performance and the CEO evaluates the individual performance of every other member of the Officer Group. The CEO presents such evaluation and his recommendations regarding the subjective component of the annual cash incentive compensation earned by each member of the Officer Group to the Compensation Committee for their consideration. This evaluation is inherently subjective and depends on an over-all analysis of the effectiveness of the individual executive and his ability to meet Company expectations. The Compensation Committee then conducts its own deliberations and approves the portion, if any, of the subjective component which has been earned by each member of the Officer Group.

While the Compensation Committee retains the authority to pay more than the amount of the annual cash bonus opportunity in its discretion, the Compensation Committee’s current guidelines are that members of the Officer Group (other than Mr. Silberstein) may not receive more than 100% of their respective annual cash bonus opportunity absent circumstances that were not contemplated in our annual planning, budgeting or incentive compensation performance goal setting processes. We believe that the bonus cap for members of the Officer Group (other than Mr. Silberstein) provides an appropriate check and balance to the risks and rewards of short-term incentives.

2008 Incentive Compensation Decisions. For 2008, the company-wide financial and operational performance metrics were Adjusted EBITDA, Acquisitions (which includes tower acquisitions and ground lease buyouts and extensions), New Tower Builds and Site Development (Services) Segment Operating Profit. The table below sets forth the weightings of the company-wide financial and strategic performance metrics and the subjective component of the annual cash incentive compensation awards for 2008 for each named executive officer.

	Adjusted EBITDA	Acquisitions	New Tower Builds	Site Development (Services) Operating Profit	Subjective
Jeffrey A. Stoops	50%	25%	—	—	25%
Brendan T. Cavanagh (1)	50%	—	—	—	50%
Kurt L. Bagwell	25%	—	25%	25%	25%
Thomas P. Hunt	25%	50%	—	—	25%
Anthony Macaione (2)	50%	—	—	—	50%

(1)	As discussed below, Mr. Cavanagh’s bonus opportunity set forth above was approved, effective September 12, 2008, in connection with his appointment as our Chief Financial Officer.

(2)	As discussed below, Mr. Macaione resigned effective September 12, 2008 and therefore did not earn any portion of this bonus for 2008.

VI   EXECUTIVE COMPENSATION

The table below sets forth budget, target and maximum levels for each performance metric for 2008 and the actual amounts achieved in 2008.

	Budget*	Target*	Maximum*	Actual*
Adjusted EBITDA	$252.6	$256.9	$261.2	$269.2
Acquisitions	$200	$350	$500	$986.9
New Tower Builds	80	100	120	85
Site Development
(Services) Operating Profit	$10.70	$11.80	$13.00	$7.42

*	All dollar amounts expressed in millions.

In early 2009, the Compensation Committee reviewed SBA’s performance against the budget, target and maximum levels for each performance metric and determined the portion of the subjective component earned by each member of the Officer Group. For 2008, we surpassed our maximum level for Adjusted EBITDA and Acquisitions, slightly exceeded our budget level for New Tower Builds and did not meet our budget for Site Development (Services) Operating Profit. The table below sets forth, in dollars and percentages, the target bonus opportunity of each of our named executive officers in 2008 and the incentive bonus earned by them for their 2008 performance.

	Target Bonus Opportunity		Incentive Bonus Earned
Executive Officer	% of Base Salary	$	% of Target Opportunity	$
Jeffrey A. Stoops	100%	490,000	100%	490,000
Brendan T. Cavanagh (1)	50%	82,925	100%	82,925
Kurt L. Bagwell	100%	300,000	78%	234,375
Thomas P. Hunt	100%	300,000	100%	300,000
Anthony Macaione (2)	50%	135,000	—	—

(1)
Effective September 12, 2008, Mr. Cavanagh’s bonus opportunity was increased to 50% of his base salary and his base salary was increased to $225,000 in connection with his appointment as our Chief Financial Officer. The dollar amount of the target bonus opportunity reflected in the table represents the pro-rata effect of such changes.

(2)	As discussed below, Mr. Macaione resigned effective September 12, 2008 and therefore did not earn any portion of this bonus for 2008.

Mr. Silberstein’s Compensation

Mr. Silberstein, as Senior Vice President – Property Management, is primarily responsible for our tower leasing efforts and is the senior salesperson for our site leasing business. We have determined that it is appropriate to structure Mr. Silberstein’s compensation package, including his incentive compensation, differently than the other members of the Officer Group.

Mr. Silberstein’s compensation package consists of (i) a base salary below the median of the 2008 Peer Group and (ii) an unlimited bonus. Mr. Silberstein’s incentive compensation has traditionally consisted of a quarterly cash bonus calculated pursuant to a specific formula based on our lease activity for the quarter, including net revenue added to our tower portfolio from new tenant leases, rent escalators and lease amendments to existing tenant leases. We believe that this compensation structure appropriately incentivizes Mr. Silberstein to focus on increasing the revenues of our site leasing business which, as of December 31, 2008, constituted 97.6% of our total segment operating profit.

At the beginning of each year, the CEO recommends, and the Compensation Committee approves, Mr. Silberstein’s incentive compensation. Mr. Silberstein’s incentive compensation is pursuant to a formula that is structured similar to a commission-based compensation program. The bonus is based on our site leasing performance in each quarter, has a minimum level that must be reached in that quarter in order to earn a bonus and then provides for a bonus which increases exponentially based on actual performance. We consider portions of the current formula used to calculate Mr. Silberstein’s incentive compensation awards to be confidential and sensitive competitive information, particularly as they are based on confidential pricing terms. As Mr. Silberstein’s salary is set below the median, the minimum level of his bonus formula is set below our internal budgets to provide him a competitive “base” level of compensation while still linking his ability to receive this competitive compensation to our sales performance. Mr. Silberstein’s bonus is directly tied to SBA’s leasing performance; consequently, the amount of bonus that he will receive in any specific year will be directly derived from SBA’s results.

VI   EXECUTIVE COMPENSATION

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards so as to align the financial interests of our officers with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of stock options), while maintaining other components of our compensation program at externally equitable levels, will incentivize and reward officers for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate officers for improvement in shareholder value, all of which are essential to our ongoing success.

How equity–based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that SBA will grant as part of its long term incentive compensation and approves the amount of equity based awards that will be granted to each member of the Officer Group.

Initially, the Compensation Committee reviews the appropriateness of the continued use of stock options as compared to restricted stock and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. After consideration of the relevant tax, accounting, dilution, valuation, retention, incentive and other considerations, the Compensation Committee concluded that, for 2008, stock options were the appropriate form of equity-based, long-term incentive compensation. Stock options for our Officer Group are granted at the prevailing market price on the grant date and thus will only have realized value to our executives if our stock price increases. Generally, grants vest annually in equal amounts over a period of four years. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance.

In 2008, the Compensation Committee adopted a new methodology for determining the amount of options that would be granted to members of the Officer Group and to other employees under the Plan. The Committee decided that the primary focus in recommending individual grants would be the dollar value of the grants to the recipients, rather than the number of options. The Committee believed that by determining awards on a dollar basis, it facilitates comparison to those companies that provide restricted stock and other forms of long term incentives and permits SBA a simple method of adjusting the forms of equity that SBA may offer in the future.

As part of the new methodology, the Compensation Committee agreed to first approve a target dollar value of the long-term incentive grants (“LTI Value”) to the Officer Group based on a review of the 2008 Peer Group analysis and an evaluation of the individual officer’s responsibilities, contributions and performance in the prior year. Once a target LTI Value was approved, the Committee then determined a target number of options based on dividing the LTI Value by the estimated SFAS 123R value of an option (excluding any forfeiture factors). The estimated SFAS 123R value of an option (excluding any forfeiture factors) is calculated in accordance with SFAS 123R by applying the same assumptions used by SBA in preparing its audited financial statements, except that the stock price used in the calculation is a derived price equal to the average closing price of our common stock in the two calendar months of January and February and we exclude the estimated impact of assumed forfeitures. However, the actual exercise price will continue to be the closing price of the common stock on the date of grant. The Committee believes that utilizing this measurement period is appropriate as 1) a two month reference period would help mitigate the impact of SBA’s stock price movement and 2) as SBA typically provides full forward year guidance at the end of the prior fiscal year, the stock price in these two months will reflect the market’s reaction to SBA’s financial and operational guidance. Once a target number of options is calculated, the Committee can adjust up or down the actual number of options in their discretion. In addition, the Committee decided that the aggregate size of the stock option grants for 2008 would not exceed 1.0% of the shares of our common stock outstanding as of December 31, 2007, including a reasonable reserve for the annual grant of stock options to directors.

VI   EXECUTIVE COMPENSATION

2008 Equity Based Compensation Decisions. In February 2008, the Committee approved the following stock options for our named executive officers:

Officer	Number of Options
Jeffrey A. Stoops	150,000
Brendan Cavanagh	40,000
Kurt Bagwell	65,000
Thomas A. Hunt	65,000
Jason Silberstein	47,500
Anthony Macaione(1)	50,000

(1)	Mr. Macaione’s 2008 options were forfeited upon his resignation.

The options were granted with an exercise price of $32.39. The actual grant date value of the stock options granted to our named executive officers is set forth on the “Grants of Plan-Based Awards” table later in this proxy statement.

As discussed above, the Compensation Committee believes that stock options strongly align our officer’s interests with those of our shareholders. This alignment was evident during late 2008 as the decline in the Company’s stock price resulted in the 2008 stock options being “underwater” as of December 31, 2008, which means that the exercise price was higher than the market price of the Common Stock. Consequently, those options have no current exercisable value. In order for our executives to benefit from these stock options, our stock price would have to exceed $32.39 at such times as the options are exercisable.

Other Benefits

The members of our Officer Group are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including members of our Officer Group, with a 50% match on their 401(k) contributions up to $3,000. In addition to the benefits provided to all full-time employees, SBA’s executive officers, including members of the Officer Group, are provided supplemental medical reimbursement insurance. Supplemental medical reimbursement insurance reimburses the officer for co-pays, out-of-pocket expenses and uncovered expenses. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s Officer Group contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

Severance and Change of Control Benefits

We have entered into employment agreements with each of Messrs. Stoops, Bagwell and Hunt. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a change in control. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for a discussion of the terms of the employment agreements.

Our severance and change-in-control arrangements are a direct result of negotiations between us and each of Messrs. Stoops, Bagwell and Hunt in the context of their employment agreements. The Compensation Committee determined that the severance and change-in-control arrangements were necessary at the time each employment agreement was executed to assist us in retaining each of the executives and to be competitive with the severance and change-in-control arrangements offered to top executive officers by other large, public companies. The structure, terms and payout levels of the arrangements reflect what the Compensation Committee deemed, in consultation with its outside counsel and compensation consultant, to be competitive at the time such arrangements were adopted with arrangements offered to similarly situated executives at other large, public companies both inside and outside of the telecommunications industry. In addition, the Compensation Committee believed that the change in control arrangements were an important part of overall compensation for those covered named executive officers because they would help to secure the continued employment and dedication of those officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

VI   EXECUTIVE COMPENSATION

Since the arrangements are contained in employment agreements, the Compensation Committee does not review and evaluate severance and change-in-control arrangements annually. While cognizant of their terms, our severance and change-in-control arrangements have not affected the Compensation Committee’s decisions regarding other components of compensation.

Renewal of Mr. Stoops’ Employment Agreement. Mr. Stoops’ prior employment agreement with us expired on December 31, 2008. In connection with its review of the agreement, the Compensation Committee determined that it was in the best interest of the shareholders to renew Mr. Stoops’ employment agreement for another three-year period through December 31, 2011 in light of Mr. Stoops’ depth of knowledge, experience and tenure with SBA and in the industry and the need to ensure stable management during any potential change in control. The material terms of the employment agreement remained the same.

Resignation of Mr. Macaione and Appointment of Mr. Cavanagh.

On August 26, 2008, Mr. Macaione resigned his position as Senior Vice President and Chief Financial Officer of SBA effective September 12, 2008. In connection with his resignation, we entered into a Resignation Agreement with Mr. Macaione under which he is entitled to receive $904,684.95 payable in twenty-four equal monthly installments with the first six installments aggregated and paid in a single lump sum on March 13, 2009. Additionally, we will continue Mr. Macaione’s coverage under our medical, dental, and life insurance plans until the earlier of September 12, 2010 or the date Mr. Macaione becomes eligible for comparable benefits provided by a third party. Pursuant to the terms of our Equity Participation Plan, Mr. Macaione’s unvested stock options terminated upon his resignation and his vested stock options remained exercisable until December 12, 2008.

On August 26, 2008, Mr. Cavanagh, our then Vice President and Chief Accounting Officer, was appointed to the position of Senior Vice President and Chief Financial Officer effective as of September 12, 2008. In recognition of the new position’s increased level of complexity, responsibility and importance in relation to his prior position, the Compensation Committee decided to increase Mr. Cavanagh’s base salary to $225,000 and increase his target annual bonus opportunity to 50% of his annual base salary. Achievement of Mr. Cavanagh’s target bonus opportunity was set on the same terms as Mr. Macaione’s prior target bonus, 50% based on the achievement of company-wide EBITDA targets and 50% based on a subjective evaluation of his performance during the year.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to insure that stock option grants are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer stock options subsequent to the release of SBA’s annual financial and operational results. Commencing in 2008, the Compensation Committee adopted an equity grant policy which provides that annual employee grants will be made on or prior to the fourth business day in March, absent any material non-public information. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Tax Deductibility of Compensation.

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to covered employees. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. The 2001 Equity Participation Plan is currently qualified so that awards under such Plan constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Code. Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), the Compensation Committee generally seeks to structure executive compensation to SBA’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). All 2008 executive compensation was fully deductible under Section 162(m). We may make payments in the future that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

VI   EXECUTIVE COMPENSATION

Code Section 409A. In 2008, the Committee reviewed the change of control provisions of the employment agreements of each of Messrs. Stoops, Bagwell and Hunt and adopted technical amendments to the agreements to comply with Section 409A of the Internal Revenue Code.

Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code Sections 280G and 4999”) limit our company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our named executive officers. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Summary

The Compensation Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. Accordingly, the Compensation Committee strives to assure that SBA will continue to attract, motivate and retain high caliber executive management to serve the interests of SBA and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in our shareholders’ interests and worthy of shareholder support.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

          Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Brian C. Carr
Philip L. Hawkins
Jack Langer
Steven E. Nielsen

March 19, 2009

VI   EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended December 31, 2008, 2007 and 2006 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our, or our subsidiaries’, other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2008. We refer to these officers collectively as our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops	2008	490,000	—		1,185,114		490,000	12,009	(4)	2,177,123
President and Chief	2007	475,000	—		950,718		475,000	14,177		1,914,895
Executive Officer	2006	460,000	200,000	(3)	725,569		400,000	17,029		1,802,598
Brendan T. Cavanagh	2008	190,027	—		285,405		82,925	3,837	(5)	562,194
Senior Vice President
and Chief Financial
Officer
Kurt L. Bagwell	2008	300,000	—		487,331		234,375	6,268	(6)	1,027,974
Senior Vice President	2007	288,000	—		372,402		250,000	3,505		913,907
and Chief Operating	2006	277,500	80,000	(3)	333,340		173,438	5,078		869,356
Officer
Thomas P. Hunt	2008	300,000	—		478,212		300,000	13,385	(7)	1,091,597
Senior Vice President,	2007	288,000	—		369,435		244,800	8,621		910,856
Chief Administrative	2006	277,500	120,000	(3)	278,817		235,875	4,837		917,029
Officer and General
Counsel
Jason V. Silberstein	2008	160,000	—		351,053		189,000	5,762	(8)	705,815
Senior Vice President -	2007	145,000	—		271,353		203,500	5,663		625,516
Property	2006	140,000	60,000	(3)	264,952		148,500	3,722		617,174
Management
Anthony J. Macaione(9)	2008	188,853	—		(259,653	) (10)	—	916,307	(11)	845,507
Former Senior Vice	2007	263,000	—		305,383		98,635	16,380		683,398
President
and Chief	2006	247,500	70,000	(3)	198,032		123,750	13,956		653,238
Financial Officer

(1)
The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the compensation cost recognized by us in fiscal years 2008, 2007 and 2006 for financial statement reporting purposes in accordance with SFAS 123R for stock options granted in and prior to those years. The SFAS 123R fair value per share is based on certain assumptions which we explain in Note 15 to our financial statements for the year ended December 31, 2008, Note 15 to our financial statements for the year ended December 31, 2005 and Note 3n to our financial statements for the year ended December 31, 2002, which are included in our Annual Reports on Form 10-K for such period filed with the SEC, but without reduction for assumed forfeitures (as we do for financial reporting purposes). We refer to compensation expense calculated in this manner as our Executive Compensation SFAS 123R Method. The full grant date fair value of stock options granted in 2008, calculated in accordance with our Executive Compensation SFAS 123R Method, is reflected in the Grants of Plan-Based Awards table on page 30.

(2)
The amounts reported in this column reflect compensation earned for 2008, 2007 and 2006 performance under our annual cash incentive compensation program. We pay the annual cash bonus payments in the fiscal year following the fiscal year in which they were earned.

(3)	Consists of a one-time discretionary cash bonus in connection with our acquisition of AAT.

(4)
This amount represents $9,009 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $3,000 of company matching contributions to Mr. Stoops’ 401(k) plan.

VI   EXECUTIVE COMPENSATION

(5)
This amount represents $837 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $3,000 of company matching contributions to Mr. Cavanagh’s 401(k) plan.

(6)	This amount represents $6,268 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees.

(7)	This amount represents $13,385 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees.

(8)
This amount represents $2,762 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $3,000 of company matching contributions to Mr. Silberstein’s 401(k) plan.

(9)	Mr. Macaione resigned from SBA effective September 12, 2008.

(10)
This amount represents the 2008 expense associated with option awards of $198,385, calculated in accordance with our Executive Compensation SFAS 123R Method, offset by the reversal of previously recognized option expense in the amount of $458,038 as a result of the forfeiture of Mr. Macaione’s unexercised options. As a result of Mr. Macaione’s resignation effective as of September 12, 2008, he forfeited all unvested options as of September 12, 2008 and all vested but unexercised options as of December 11, 2008.

(11)
Includes (i) $8,622 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $3,000 of company matching contributions to Mr. Macaione’s 401(k) plan, and (ii) severance payments of $904,684.95 accrued in 2008 which Mr. Macaione is entitled to receive under his resignation agreement described in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2008 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number and exercise price of stock option grants; and (4) the grant date fair value of the stock option grants calculated in accordance with our Executive Compensation SFAS 123R Method. The stock option awards were under SBA’s 2001 Equity Participation Plan, as amended and restated, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.” In all cases, the exercise price was equal to the closing market price of our Class A common stock on the date of grant.
						All Other Option Awards: Number of Securities Underlying Options (#)(3)
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)							Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards ($)
Name	Threshold ($)		Target ($)(2)		Grant Date

Jeffrey A. Stoops	245,000		490,000		2/28/2008	150,000		32.39	1,667,925
Brendan T. Cavanagh	41,463	(4)	82,925	(4)	2/28/2008	40,000		32.39	444,780
Kurt L. Bagwell	150,000		300,000		2/28/2008	65,000		32.39	722,768
Thomas P. Hunt	150,000		300,000		2/28/2008	65,000		32.39	722,768
Jason V. Silberstein	—			(5)	2/28/2008	47,500		32.39	528,176
Anthony J. Macaione	67,500		135,000		2/28/2008	50,000	(6)	32.39	555,975

(1)
The amounts reported in these columns reflect potential payments of annual cash bonuses based on 2008 performance. The 2008 annual cash bonus payments were made in March 2009. The actual amounts paid under our annual cash bonus program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
As described in the CD&A on page 22, each performance metric in the annual incentive compensation program has a budget, target and maximum level, entitling the officer to 50%, 100% or 150% of the amount of bonus earnable by the officer for the applicable metric. An executive would be entitled to receive 100% of his annual cash bonus opportunity if SBA and the individual met each of the performance metrics at the target level. However, as SBA has a policy that no executive officer, other than Mr. Silberstein, may receive an annual cash incentive bonus in excess of his annual cash bonus opportunity, achievement of any performance metric at the maximum level could offset achievement of another performance metric below the target level.

(3)
This column represents the number of stock options granted in 2008 to the Named Executive Officers. These options vest and become exercisable ratably in four equal annual installments, beginning on February 28, 2009, the first anniversary of the grant date.

VI   EXECUTIVE COMPENSATION

(4)
These numbers reflect Mr. Cavanagh’s pro-rated threshold and target bonus opportunity from January 1, 2008 to September 11, 2008, during which he held the position of Vice President and Chief Accounting Officer, and Mr. Cavanagh’s pro-rated threshold and target bonus opportunity from September 12, 2008 to December 31, 2008, during which he served as Senior Vice President and Chief Financial Officer.

(5)	As discussed in the CD&A on page 24, Mr. Silberstein’s bonus opportunity is unlimited.

(6)	Mr. Macaione forfeited these stock options upon his resignation from SBA effective as of September 12, 2008.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Bagwell and Hunt in order to further our ability to retain their services as executive officers of SBA.

     Material Terms of Employment Agreement with Mr. Stoops

We entered into an amended and restated employment agreement with Mr. Stoops, effective January 1, 2008, that replaced his existing employment agreement, in order to bring Mr. Stoops’ employment agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. There were no other substantive changes to the terms of Mr. Stoops’ employment agreement. The amended and restated employment agreement provides for Mr. Stoops to serve in his present position until its expiration on December 31, 2008. On September 18, 2008, we entered into an amendment to the amended and restated employment agreement with Mr. Stoops’ that extends the initial term of the employment agreement an additional three years until its expiration on December 31, 2011. There were no other substantive changes to the terms of Mr. Stoops’ employment agreement.

Under the 2008 employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. The cash bonus paid to Mr. Stoops is not permitted to exceed his base annual salary. The 2008 employment agreement provides that upon our termination of his employment without cause, or Mr. Stoops’ resignation for good reason, Mr. Stoops is entitled to receive (i) an amount equal to three times the sum of his: (a) Reference Salary, (b) Reference Bonus and (c) Reference Benefits Value (as defined in the employment agreement), and (ii) a pro rata portion of the bonus for the year in which the termination or resignation occurs. Upon a change in control, the agreement is automatically extended for three years. The 2008 employment agreement defines Reference Salary as being the greater of (1) $416,394 and (2) Mr. Stoops’ annual rate of base salary for the year in which the termination occurs. The 2008 employment agreement defines Reference Bonus as being the greater of (1) $312,295.50, (2) 75% of Mr. Stoops’ target bonus for the year in which the termination occurs and (3) 100% of Mr. Stoops’ bonus for the year immediately preceding the year in which Mr. Stoops’ termination of employment occurred. The 2008 employment agreement provides for noncompetition, noninterference and nondisclosure covenants. Mr. Stoops’ severance payment is subject to his execution of a full release and waiver of claims against SBA.

     Material Terms of Employment Agreements with Messrs. Bagwell and Hunt

We entered into amended and restated employment agreements with Messrs. Bagwell and Hunt, effective January 1, 2008, that replaced their existing employment agreements, in order to bring their employment agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. There were no other substantive changes to the terms of the employment agreements. The amended and restated employment agreements provide for each of Messrs. Bagwell and Hunt to serve in their present positions, and expire on December 31, 2009.

Pursuant to the 2008 employment agreements, each of Messrs. Bagwell and Hunt is entitled to receive an annual base salary and annual bonus based on achievement of performance criteria established by the Compensation Committee of the Board of Directors. The employment agreements provide for Messrs. Bagwell and Hunt to be paid a minimum annual base salary of $277,500. The 2008 employment agreements also provide for Messrs. Bagwell and Hunt to be eligible to earn a minimum annual cash bonus opportunity for each year equal to 100% and 85% of base salary, respectively, which the employment agreements define as the “minimum target bonus.” For 2008, the Compensation Committee approved increases in the base salaries to $300,000 for each of Messrs. Bagwell and Hunt and increased Mr. Hunt’s minimum target bonus to 100% of base salary.

VI   EXECUTIVE COMPENSATION

The 2008 employment agreements provide that upon termination of the executive officer’s employment without cause, or upon the executive officer’s resignation for good reason, the executive officer is entitled to receive: (i) an amount equal to two times the sum of: (a) his annual base salary in effect for the year in which termination or resignation occurs and (b) the minimum target bonus, (ii) an amount equal to the pro rata portion of the target bonus for the year in which the termination or resignation occurs, and (iii) continuation of medical, dental and life insurance benefits until the earlier of the second anniversary of the termination date or the date the executive officer becomes eligible for comparable benefits provided by a third party. Subject to certain limitations, the amounts referenced in (i) and (ii) above will be paid in 24 equal monthly installments. The 2008 employment agreements provide for noncompetition, noninterference and nondisclosure covenants. If the executive officer breaches the noncompetition or noninterference provisions of the 2008 employment agreement, SBA will cease to have an obligation to make any payments described in (i), (ii) and (iii) above, subject to certain limitations. Additionally, such payments are subject to the executive officer’s execution of a full release and waiver of claims against SBA.

Upon a change in control, the employment agreements are automatically extended for two years from the date of such change in control. Additionally, the employment agreements provide for a gross-up payment to compensate the executive officers for certain taxes in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any interest and penalties payable with respect to such excise tax.

     Definitions Applicable to the Employment Agreements.

The definitions of “cause,” “good reason” and “change in control” as such terms are discussed above follow.

“Cause,” in the case of all three employment agreements, means any of the following events: (i) the officer’s willful, material violation of any law or regulation applicable to our business; (ii) the officer’s conviction of, or plea of “no contest” to, a felony; (iii) any willful perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; or (v) any willful misconduct by the officer that is materially injurious to the financial condition, business, or reputation of, or is otherwise materially injurious to, our company. In addition, with respect to Mr. Stoops, “cause” means “any material violation of the employee manuals of our company, as in effect from time to time.” With respect to Messrs. Bagwell and Hunt, the definition of “cause” will also include the following three events: (i) the officer’s material violation of our Code of Ethics; (ii) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him as an employee of SBA; and (iii) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties.

“Good reason,” in the case of all three employment agreements, means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities with us in effect on the effective date specified in the employment agreement become less favorable in any material respect; (ii) a reduction in the base salary, bonus or material benefits, as of the effective date specified in the employment agreement; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 20 miles from the officer’s primary business location, or 60 miles in the case of Messrs. Bagwell and Hunt, on the effective date specified in the employment agreement.

VI   EXECUTIVE COMPENSATION

A “change in control,” in the case of Mr. Stoops’ employment agreement, will be deemed to have occurred when (i) any person (other than Mr. Bernstein) is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then-outstanding securities; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the Board as of the effective date specified in the employment agreement and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date specified in the employment agreement or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of our company, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of ours, at least 50% of the combined voting power of our or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale. In the case of Messrs. Bagwell’s and Hunt’s employment agreements, a “change in control” will be deemed to have occurred under the same events as used in Mr. Stoops’ employment agreement discussed above except that (i) the threshold of beneficial ownership is 35% and Mr. Bernstein is not an exception and (ii) the vote required for any new director as used in that section is a majority of directors then still in office.

     Former Chief Financial Officer

Mr. Macaione resigned from his positions as Senior Vice President and Chief Financial Officer of SBA effective September 12, 2008. In connection with his resignation, SBA entered into a Resignation Agreement with Mr. Macaione under which he is entitled to receive $904,684.95 payable in twenty-four equal monthly installments. However, the first six installments were aggregated and paid in a single lump sum on March 13, 2009. Mr. Macaione was also entitled to receive any unpaid base salary through September 12, 2008, a cash payment for all unused vacation days as of September 12, 2008 and any unpaid reimbursement for business expenses. Additionally, Mr. Macaione is entitled to continued coverage under SBA’s medical, dental, and life insurance plans until the earlier of September 12, 2010 or the date Mr. Macaione becomes eligible for comparable benefits provided by a third party. On September 12, 2008, Mr. Macaione’s unvested stock options were terminated and his vested stock options were exercisable until the earlier of the 90th day following September 12, 2008 or the expiration date of the stock options.

VI   EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each Named Executive Officer outstanding as of the end of our most recently completed fiscal year. Each stock option grant is shown separately for each Named Executive Officer.

	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration
Name		Exercisable	Unexercisable		($)	Date

Jeffrey A. Stoops	12/16/1999	82,622	—		15.25	12/16/2009
	2/1/2005	—	43,750	(1)	8.56	2/1/2015
	1/19/2006	71,250	71,250	(2)	19.10	1/19/2016
	2/26/2007	35,625	106,875	(3)	28.54	2/26/2014
	2/28/2008	—	150,000	(4)	32.39	2/28/2015
		189,497	371,875
Brendan T. Cavanagh	12/19/02	417	—		8.00	12/16/2009
	12/19/02	1,167	—		8.00	9/13/2010
	12/19/02	834	—		8.00	1/7/2012
	2/1/2005	10,000	10,000	(1)	8.56	2/1/2015
	1/19/2006	17,500	17,500	(2)	19.10	1/19/2016
	2/26/2007	8,750	26,250	(3)	28.54	2/26/2014
	2/28/2008	—	40,000	(4)	32.39	2/28/2015
		38,668	93,750
Kurt L. Bagwell	2/1/2005	—	20,500	(1)	8.56	2/1/2015
	1/19/2006	—	27,500	(2)	19.10	1/19/2016
	2/26/2007	13,750	41,250	(3)	28.54	2/26/2014
	2/28/2008	—	65,000	(4)	32.39	2/28/2015
		13,750	154,250
Thomas P. Hunt	2/11/2004	30,035	—		4.25	2/11/2014
	2/1/2005	51,628	18,000	(1)	8.56	2/1/2015
	1/19/2006	27,500	27,500	(2)	19.10	1/19/2016
	2/26/2007	13,750	41,250	(3)	28.54	2/26/2014
	2/28/2008	—	65,000	(4)	32.39	2/28/2015
		122,913	151,750
Jason V. Silberstein	7/1/2001	202	—		0.05	7/1/2011
	1/7/2002	20,000	—		12.94	1/7/2012
	2/11/2004	17,500	—		4.25	2/11/2014
	2/1/2005	19,855	12,500	(1)	8.56	2/1/2015
	1/19/2006	20,500	20,500	(2)	19.10	1/19/2016
	2/26/2007	10,250	30,750	(3)	28.54	2/26/2014
	2/28/2008	—	47,500	(4)	32.39	2/28/2015
		88,307	111,250
Anthony J. Macaione (5)	—	—	—		—	—

(1)	The options awarded pursuant to this option grant vest and become exercisable in four equal annual installments, with the first installment having vested on February 1, 2006.

(2)	The options awarded pursuant to this option grant vest and become exercisable in four equal annual installments, with the first installment having vested on January 19, 2007.

(3)	The options awarded pursuant to this option grant vest and become exercisable in four equal annual installments, with the first installment having vested on February 26, 2008.

(4)	The options awarded pursuant to this option grant vest and become exercisable in four equal annual installments, with the first installment having vested on February 28, 2009.

(5)
Mr. Macaione forfeited his unvested stock options upon his resignation from SBA effective as of September 12, 2008. Mr. Macaione’s vested stock options were exercisable until December 11, 2008, at which time they were terminated.

VI   EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options during the most recently completed fiscal year for each of the Named Executive Officers. Each individual exercise of a stock option grant on a particular day is shown separately for each Named Executive Officer along with the total number of exercises of stock options and total value realized on exercise during the most recently completed fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Jeffrey A. Stoops	43,750	862,313
	6,557	85,372
	48,750	1,339,650
	43,750	1,013,688
	142,807	3,301,023	(2)

Brendan T. Cavanagh	8,750	171,063
	3,750	73,688
	12,500	244,751	(2)

Kurt L. Bagwell	20,500	535,572	(3)
	13,750	218,825
	21,250	631,338	(3)
	55,500	1,385,735

Thomas P. Hunt	2,372	49,931
	18,750	498,563
	21,122	548,494	(2)

Jason V. Silberstein	6,557	145,762
	10,000	353,800
	5,145	148,793
	10,000	123,100	(4)
	10,000	101,600	(4)
	41,702	873,055

Anthony J. Macaione	18,750	504,938	(5)
	2,263	51,302	(5)
	12,987	122,600
	12,987	143,237
	46,987	822,077

(1)
We computed the dollar amount of value realized on exercise by multiplying the number of shares times the difference between the market price of the underlying Class A common stock at exercise and the exercise price of the options. Unless otherwise indicated, the options were exercised and sold and therefore market price refers to the actual market price at which the shares were sold.

(2)
Mr. Stoops, Cavanagh and Hunt exercised and held all of the referenced option exercises. Consequently, the value realized on exercise is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the day preceding the exercise date and the exercise price of the options.

(3)
Mr. Bagwell exercised and held 27,450 of the referenced option exercises. Consequently, the value realized on exercise of those held options is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the day preceding the exercise date and the exercise price of the options.

(4)
Mr. Silberstein exercised and held all of the referenced option exercises. Consequently, the value realized on exercise is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the day preceding the exercise date and the exercise price of the options.

(5)
Mr. Macaione exercised and held all of the referenced option exercises. Consequently, the value realized on exercise is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the day preceding the exercise date and the exercise price of the options.

VI   EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change-in-Control

Our 2008 employment agreements with Messrs. Stoops, Bagwell and Hunt provide for severance payments under certain circumstances. The material terms of these provisions are as follows:

●
Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause, (2) by the executive for good reason or (3) if, within two years of a change in control (three years in the case of Mr. Stoops), the executive’s employment is terminated (i) by SBA without cause or (ii) by the executive for good reason. The employment agreements we entered into with Messrs. Stoops, Bagwell and Hunt define “cause,” “good reason” and “change in control” for purposes of determining severance payments. Please refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” for the definitions of these terms and additional details on the severance and change-in-control provisions that affect our Named Executive Officers.

●
Severance payment. Upon occurrence of a covered termination, Messrs. Bagwell and Hunt would receive a severance payment equal to (i) two times the sum of the base salary for the year in which the termination or resignation occurs and the minimum target bonus and (ii) a pro rata portion of the target bonus for the year in which the termination or resignation occurs. Messrs. Bagwell’s and Hunt’s respective severance payment is payable in twenty-four equal monthly installments, subject to regulatory requirements, unless such termination occurs after a change in control as discussed below. Upon occurrence of a covered termination, Mr. Stoops would be entitled to receive a severance payment equal to (i) three times the sum of the reference salary, the reference bonus and the reference benefits value plus (ii) a pro rata portion of the bonus for the year in which the termination or resignation occurs. Mr. Stoops’ severance payment is payable in a lump sum.

●
Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements is extended by two years (three years for Mr. Stoops). In addition, for Messrs. Bagwell and Hunt, if the executive is subsequently terminated as a result of a covered termination, the severance payment is payable in lump sum, provided that the event qualifies as a “change in control event” under Section 409A of the Code, rather than in equal installments over twenty-four months. Mr. Stoops’ severance payment would continue to be payable in a lump sum.

●
Benefit continuation. For Messrs. Bagwell and Hunt basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit, would be continued for up to two years following termination of employment. Mr. Stoops will be entitled to receive three times the greater of (1) $33,560 and (2) the value of all medical, dental, health, life, and other fringe benefit plans and arrangements applicable to Mr. Stoops and his dependents for the year in which the termination occurs.

●
Excise tax. In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change in control exceed certain limits, Section 4999 of the Internal Revenue Code imposes an excise tax on the employee. Pursuant to the employment agreements entered into with Messrs. Bagwell and Hunt the costs of this excise tax, including related tax gross-ups, would be borne by SBA.

In addition to the severance payments that would be payable under our existing employment agreements, each of our equity participation plans provide for accelerated vesting of options upon a change in control. Messrs. Cavanagh and Silberstein do not have employment agreements, consequently the only payments and benefits that either officer would receive upon a change in control would be the benefit resulting from the acceleration of their unvested options. As of December 31, 2008, the value of this acceleration would be $77,600 for Mr. Cavanagh and $97,000 for Mr. Silberstein (calculated as the excess of the market price of our Class A common stock on December 31, 2008 ($16.32) over the exercise price of any stock option which was unvested as of such date).

VI   EXECUTIVE COMPENSATION

The estimated payments and benefits that would be provided to each of Messrs Stoops, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason” or “without cause” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2008.

Name and Type of Payment/Benefit	Amount of Payments Upon Termination on 12/31/2008 for “good reason” or “without cause” ($)

Jeffrey A. Stoops(1)
Base salary(2)	1,470,000
Bonus(3)	1,425,000
Pro Rata Bonus(4)	490,000
Value of accelerated stock options(5)	339,500
Health/life insurance benefits(6)	100,680
Total	3,825,180

Kurt L. Bagwell (1)
Base salary(2)	600,000
Bonus(7)	900,000
Pro Rata Bonus(4)	300,000
Value of accelerated stock options(5)	159,080
Health/life insurance benefits(6)	42,035
Tax gross up(8)	—
Total	2,001,115

Thomas P. Hunt (1)
Base salary(2)	600,000
Bonus(7)	900,000
Pro Rata Bonus(4)	300,000
Value of accelerated stock options(5)	139,680
Health/life insurance benefits(6)	41,324
Tax gross up(8)	—
Total	1,981,004

(1)
As discussed above, Mr. Stoops would receive the same lump sum payment under a termination upon a Change of Control as he would for a termination for “good reason” or “without cause.” Messrs. Bagwell and Hunt would also receive the same amount of payment under a termination upon a Change of Control as for a termination for “good reason” or “without cause,” except that payments for a termination for “good reason” or “without cause” would be made in twenty-four equal monthly payments while a qualifying termination upon a Change of Control would be made in a lump sum.

(2)
For Mr. Stoops, this reflects a payment equal to three times Mr. Stoops’ base salary as of December 31, 2008. For Messrs. Bagwell and Hunt, this reflects a payment equal to two times their base salaries as of December 31, 2008.

(3)
In connection with a termination for “good reason” or “without cause,” Mr. Stoops is eligible to receive three times his reference bonus. For purposes of the table, this amount reflects a payment equal to three times Mr. Stoops’ actual bonus paid in 2008. Please refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements” for a definition of reference bonus as used in Mr. Stoops’ employment agreement.

(4)
Pursuant to their respective employment agreements, each of Messrs. Stoops, Bagwell and Hunt are entitled to receive a pro rata portion of their annual cash bonus opportunity for the year in which the termination or resignation occurs.

(5)
Value of accelerated stock options reflects the excess of the market price of our Class A common stock on December 31, 2008 ($16.32) over the exercise price of any stock option which was unvested as of December 31, 2008. Our equity participation plans provide for accelerated vesting of options upon a change in control. However, if the employment agreement of Messrs. Stoops, Bagwell or Hunt were terminated for “good reason” or “without cause” not following a Change a Control, all unvested options would be forfeited upon their termination of service.

(6)
For Mr. Stoops, this amount reflects a payment equal to three times the value of health and life insurance benefits and other fringe benefit plans and arrangements applicable to Mr. Stoops and his dependents based on an amount of $33,560 under the terms of Mr. Stoops’ employment agreement. For Messrs. Bagwell and Hunt, this amount reflects a payment equal to two times the value of health and life insurance benefits, excluding the medical expense reimbursement plan, received in 2008 by Messrs. Bagwell and Hunt. For Messrs. Bagwell and Hunt, this amount is based on current rates and benefit elections by each executive.

VI   EXECUTIVE COMPENSATION

(7)
For Messrs. Bagwell and Hunt, this reflects a payment equal to two times the minimum target bonus. For 2008, the minimum target bonus was equal to 100% of each of Messrs. Bagwell’s and Hunt’s base salary.

(8)
The employment agreements with each of Messrs. Bagwell and Hunt provide for tax gross-up payments with respect to any payments made upon a termination for “good reason” or “without cause” that would constitute a “parachute payment” and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any interest or penalties payable with respect to such excise tax. However, no such excise taxes would have been due as of December 31, 2008.

Mr. Macaione resigned from his positions as Senior Vice President and Chief Financial Officer of SBA effective September 12, 2008. Pursuant to Mr. Macaione’s Resignation Agreement with SBA, Mr. Macaione will receive $904,684.95 payable in twenty-four equal monthly installments. However, the first six installments were aggregated and, on March 13, 2009, Mr. Macaione received $226,171.23 in lump sum. Additionally, Mr. Macaione will receive continued coverage under SBA’s medical, dental, and life insurance plans until the earlier of September 12, 2010 or the date Mr. Macaione becomes eligible for comparable benefits provided by a third party. Pursuant to the terms of his outstanding stock options, upon his resignation, Mr. Macaione forfeited all his unvested options and had 90 days from his resignation to exercise his vested options.

VI   EXECUTIVE COMPENSATION

VII.	SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 13, 2009 of our Class A common stock held by each of the directors, nominees for director, Named Executive Officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 13, 2009, we had 118,458,977 shares of Class A common stock outstanding.

Name	Number Of Shares Beneficially Owned (1)		Percent Of Class A Common Stock
Steven E. Bernstein	516,647	(2)	*
Jeffrey A. Stoops	1,633,977	(3)	1.4
Brian C. Carr	63,299	(4)	*
Duncan H. Cocroft	79,838	(5)	*
Philip L. Hawkins	22,838	(6)	*
Jack Langer	70,838	(7)	*
Steven E. Nielsen	29,838	(8)	*
Kurt L. Bagwell	198,000	(9)	*
Brendan T. Cavanagh	114,931	(10)	*
Thomas P. Hunt	389,693	(11)	*
Anthony J. Macaione	1,849	(12)	*
Jason V. Silberstein	166,325	(13)	*
All current directors and executive officers as a group (11 persons)	3,286,224	(14)	2.8
Baron Capital Group, Inc.	6,561,747	(15)	5.5
TimesSquare Capital Management, LLC	7,200,309	(16)	6.1

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

(1)
In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 13, 2009 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)
This number includes 50,000 shares owned by the Steven E. Bernstein Charitable Trust. This number includes options to purchase 26,505 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

(3)
This number includes options to purchase 341,997 shares of Class A common stock that are exercisable within 60 days after March 13, 2009. This number includes 1,280,142 shares of Class A common stock which are pledged or held in a margin account. Mr. Stoops shares voting and investment power with respect to 1,281,380 shares of Class A common stock with his spouse. This number includes an aggregate of 10,600 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children. Mr. Stoops disclaims beneficial ownership of the 10,600 shares of Class A common stock held by the trusts.

(4)	This number includes options to purchase 33,172 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

(5)	This number includes options to purchase 69,838 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

(6)	This number includes options to purchase 19,838 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

(7)	This number includes options to purchase 69,838 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

(8)
This number includes options to purchase 19,838 shares of Class A common stock that are exercisable within 60 days after March 13, 2009. Mr. Nielsen shares voting and investment power with respect to 10,000 shares of Class A common stock with his spouse.

(9)	This number includes options to purchase 78,000 shares of Class A common stock that are exercisable within 60 days after March 13, 2009. This number includes 120,000 shares of Class A common stock owned by the Kurt L. Bagwell Revocable Trust Agreement, dated July 8, 1998 and as amended and restated June 29, 2007, for the benefit of Mr. Bagwell’s spouse. Mr. Bagwell is the trustee of the trust and has sole voting and investment power with respect to the 120,000 shares of Class A common stock.

(10)	This number includes options to purchase 76,168 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

VII   SECURITY OWNERSHIP

(11)
This number includes options to purchase 184,663 shares of Class A common stock that are exercisable within 60 days after March 13, 2009. This number includes 205,030 shares of Class A common stock which are pledged or held in a margin account. Mr. Hunt shares voting and investment power with respect to 205,030 shares of Class A common stock with his spouse.

(12)
Mr. Macaione shares voting and investment power with respect to these shares of Class A common stock with his spouse. Mr. Macaione has not been an executive officer of ours since September 12, 2008. Mr. Macaione has no continuing obligation to publicly report transactions in our Class A common stock. Accordingly, the information reported in this table is based solely on information included in our books and records as of March 13, 2009.

(13)
This number includes options to purchase 133,182 shares of Class A common stock that are exercisable within 60 days after March 13, 2009. This number includes 13,143 shares of Class A common stock which are pledged or held in a margin account.

(14)	This number includes options to purchase 1,053,039 shares of Class A common stock that are exercisable within 60 days after March 13, 2009.

(15)
This number is based solely on the Amendment No. 1 to Schedule 13G filed with the Commission on February 12, 2009 by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), an investment adviser, Baron Capital Management, Inc. (“BCM”), an investment adviser, and Ronald Baron, Chairman and CEO of BCG, BAMCO and BCM. According to the Amendment No. 1 to Schedule 13G, (i) BCG has shared voting power with respect to 6,405,633 shares of Class A common stock and shared dispositive power with respect to 6,561,747 shares of Class A common stock; (ii) BAMCO has shared voting power with respect to 6,370,135 shares of Class A common stock and shared dispositive power with respect to 6,526,249 shares of Class A common stock; (iii) BCM has shared voting power and shared dispositive power with respect to 35,498 shares of Class A common stock; and (iv) Ronald Baron has shared voting power with respect to 6,405,633 shares of Class A common stock and shared dispositive power with respect to 6,561,747 shares of Class A common stock. The principal business address of BCG, BAMCO, BCM and Ronald Baron is 767 Fifth Avenue, New York, NY 10153.

(16)
This number is based solely on the Schedule 13G filed with the Commission on February 11, 2009, by TimesSquare Capital Management, LLC (“TimesSquare Capital”). According to the Schedule 13G, TimesSquare Capital has sole voting power with respect to 5,947,609 shares of Class A common stock and sole dispositive power with respect to 7,200,309 shares of Class A common stock. All of these shares are owned by investment advisory clients of TimesSquare Capital. The principal business address of TimesSquare Capital is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

VII   SECURITY OWNERSHIP

VIII.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2008 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for the inadvertent failure to file one Form 4 for Mr. Carr on a timely basis relating to the purchase of our Class A common stock on November 24, 2008.

Shareholder Proposals for 2010 Annual Meeting

Shareholder proposals should be sent to SBA at the address set forth in the Notice of Annual Meeting of Shareholders. The deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2010 Annual Meeting of Shareholders is November 27, 2009. Additionally, SBA must receive notice of any shareholder proposal to be submitted at the 2010 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by November 27, 2009 or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act of 1934 and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners.

Available Information

We maintain an internet website at http://www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and the NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations-Corporate Governance section of our website at http://ir.sbasite.com/governance.cfm, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2008 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at http://ir.sbasite.com/annuals.cfm. A request for a copy of such report should be directed to SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2008 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

VIII   OTHER MATTERS

SBA COMMUNICATIONS CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
May 7, 2009

The undersigned shareholder acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 on Thursday, May 7, 2009, at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

The board of directors recommends a vote FOR the nominee and proposals below and if no specification is made, the shares will be voted in accordance with such board of directors’ recommendation.	☐ Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

1 To elect as a director of SBA’s Board of Directors nominee #01, to serve a term of three years until his successor is duly elected and qualified.	FOR The listed nominee ☐	WITHHOLD AUTHORITY for the listed nominee ☐	2.	To approve ratification of the appointment of Ernst & Young LLP as SBA’s independent registered public accounting firm for the 2009 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominee:
01 Brian C. Carr
			3.	In their discretion, upon such other matters as may properly come before the meeting.

If you plan to attend the Annual Meeting, Please mark the WILL ATTEND box.	WILL ATTEND ☐

Signature ____________________________________________ Signature ____________________________________________ Date ___________
Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

é FOLD AND DETACH HERE é

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
OR

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report on Form 10-K and the Proxy Statement on the internet at www.edocumentview.com/SBAC.